Exhibit 9.1

Chiquita Brands International, Inc. (“HoldCo”)

Covenant Compliance Under Chiquita Brands L.L.C. (“OpCo”) Bank Credit Facility

(dollars in millions except ratios)

(unaudited)

Leverage Covenant	3/31/08		6/30/08		9/30/08		12/31/08
OpCo Funded debt [1]	231		228		217		214
OpCo Last Twelve Months (“LTM”) EBITDA	178		223		221		193
OpCo Leverage ratio	1.30	x	1.02	x	0.98	x	1.11	x
Permitted—must be less than	3.50	x	3.50	x	3.50	x	3.50	x

Fixed Charge Coverage Covenant
OpCo LTM EBITDA	178		223		221		193
OpCo LTM Rent expense [2]	136		136		139		134

OpCo LTM EBITDA + Rent expense	314		359		360		327
OpCo LTM Fixed charges [3]	214		210		208		196
OpCo Fixed charge coverage ratio	1.47	x	1.71	x	1.73	x	1.66	x
Permitted—must be greater than	1.15	x	1.15	x	1.15	x	1.15	x

Calculation of EBITDA under Bank Credit Facility	Qtr1		Qtr2		Qtr3		Qtr4		Year
OpCo Quarterly EBITDA (Non-GAAP)	76		101		21		(384)		(186)
Non-cash stock compensation	2		2		5		2		11
Non-cash writedowns [4]							382		382
Gains on debt extinguishment [5]					(10)		(4)		(14)

OpCo Quarterly EBITDA (per Bank Credit Facility)	78		103		16		(4)		193

[1]

Includes term loan and borrowings under OpCo’s revolving credit facility (including approximately $21 million in letters of credit outstanding supported by this facility); excludes HoldCo’s senior note and convertible note issues.

[2]	Rent expense excludes the estimated portion of ship charter costs that represent normal vessel operating expenses.
[3]	Fixed charges include total company interest, rent and other items, but exclude certain payments and non-cash charges, such as amortization of loan fees, as specified in the Bank Credit Facility.
[4]	Non-cash writedowns in Q4 2008 included a $375 million writedown for Fresh Express goodwill, and writedowns for a UK ripening facility and certain assets impacted by flooding in Costa Rica and Panama.
[5]	In 2008, the company used $75 million of cash proceeds from the sale of Atlanta AG to repurchase senior notes on the open market at a discount, resulting in $14 million of net gains.